Exhibit 95.1
SunCoke Energy, Inc.
Mine Safety Disclosures for the Quarter Ended June 30, 2016

We are committed to maintaining a safe work environment and working to ensure environmental compliance across all of our operations. The health and safety of our employees and limiting the impact to communities in which we operate are critical to our long-term success. We believe that we employ industry best practices and conduct routine training programs equal to or greater than current regulatory requirements. We also focus additional effort and resources each day and each shift to help ensure that our employees are focused on safety. Furthermore, we employ a structured safety and environmental process that provides a robust framework for managing, monitoring and improving safety and environmental performance.

We have consistently operated our metallurgical coke operations within or near the top quartile for the U.S. Occupational Safety and Health Administration’s recordable injury rates as measured and reported by the American Coke and Coal Chemicals Institute. We also have worked to maintain low injury rates reportable to the U.S. Department of Labor’s Mine Safety and Health Administration (“MSHA”) and won the Sentinels of Safety award for 2008 from MSHA for having the mine with the most employee hours worked without experiencing a lost-time injury in that mine’s category.

The following table presents the information concerning mine safety violations and other regulatory matters that we are required to report in accordance with Section 1503(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act. Whenever MSHA believes that a violation of the Federal Mine Safety and Health Act of 1977 (the “Mine Act”), any health or safety standard, or any regulation has occurred, it may issue a citation which describes the violation and fixes a time within which the operator must abate the violation. In these situations, MSHA typically proposes a civil penalty, or fine, that the operator is ordered to pay. In evaluating the following table regarding mine safety, investors should take into account factors such as: (1) the number of citations and orders will vary depending on the size of a coal mine, (2) the number of citations issued will vary from inspector to inspector, mine to mine and MSHA district to district and (3) citations and orders can be contested and appealed, and during that process are often reduced in severity and amount, and are sometimes dismissed.

The mine data retrieval system maintained by MSHA may show information that is different than what is provided in the table below. Any such difference may be attributed to the need to update that information on MSHA’s system or other factors. Orders and citations issued to independent contractors who work at our mine sites are not reported in the table below. All section references in the table below refer to provisions of the Mine Act.

Mine or Operating Name/MSHA Identification Number	Section 104 S&S Citations (#)(2)	Section 104(b) Orders (#)(3)	Section 104(d) Citations and Orders (#)(4)	Section 110(b)(2) Violations (#)(5)	Section 107(a) Orders (#)(6)	Total Dollar Value of MSHA Assessments Proposed ($)(7)	Total Number of Mining Related Fatalities (#)	Received Notice of Pattern of Violations Under Section 104(e) (yes/no)(8)	Received Notice of Potential to Have Pattern Under Section 104(e) (yes/no)(9)	Legal Actions Pending as of Last Day of Period (#)(10)(11)	Legal Actions Initiated During Period (#)(12)	Legal Actions Resolved During Period (#)(13)

4406499/Dominion 7	—	—	—	—	—	—	—	no	no	2	—	—
4406718/Dominion 26	—	—	—	—	—	—	—	no	no	—	—	—
4406748/Dominion 30	—	—	—	—	—	—	—	no	no	—	—	—
4406839/Dominion 34	—	—	—	—	—	—	—	no	no	—	—	—
4406759/Dominion 36	—	—	—	—	—	—	—	no	no	—	—	—
4407220/Mine 44	—	—	—	—	—	—	—	no	no	—	—	—
4400649/ #2 Prep Plant	—	—	—	—	—	—	—	no	no	n/a	n/a	n/a
4406716/Central Shop	—	—	—	—	—	—	—	no	no	n/a	n/a	n/a
4407058/Heavy Equipment	—	—	—	—	—	—	—	no	no	n/a	n/a	n/a
4407239/Flat Rock	—	—	—	—	—	—	—	no	no	n/a	n/a	n/a
4407242/ Flat Rock Prep	—	—	—	—	—	—	—	no	no	n/a	n/a	n/a
4404296/Gardner	—	—	—	—	—	—	—	no	no	n/a	n/a	n/a
4406860/Raven	—	—	—	—	—	—	—	no	no	n/a	n/a	n/a
Total	—	—	—	—	—	—	—	—	—	2	—	—

(1)
The table does not include the following: (i) facilities which have been idle or closed unless they received a citation or order issued by MSHA, (ii) permitted mining sites where we have not begun operations or (iii) mines that are operated on our behalf by contractors who hold the MSHA numbers and have the MSHA liabilities.

(2)	Alleged violations of mandatory health or safety standards that could significantly and substantially contribute to the cause and effect of a coal or other mine safety or health hazard.

(3)	Alleged failures to totally abate a citation within the period of time specified in the citation.

(4)	Alleged unwarrantable failure (i.e., aggravated conduct constituting more than ordinary negligence) to comply with a mining safety standard or regulation.

(5)	Alleged flagrant violations issued.

(6)	Alleged conditions or practices which could reasonably be expected to cause death or serious physical harm before such condition or practice can be abated.

(7)
Amounts shown include assessments proposed during the quarter ended June 30, 2016 and do not necessarily relate to the citations or orders reflected in this table. Assessments for citations or orders reflected in this table may be proposed by MSHA after June 30, 2016.

(8)
Alleged pattern of violations of mandatory health or safety standards that are of such nature as could have significantly and substantially contributed to the cause and effect of coal or other mine health or safety hazards.

(9)
Alleged potential to have a pattern of violations of mandatory health or safety standards that are of such nature as could have significantly and substantially contributed to the cause and effect of coal or other mine health or safety hazards.

(10)
On April 6, 2016, the Company completed the divestment of its coal mining business in a transaction that included substantially all of its remaining coal mining assets, mineral, leases, real estate and mining reclamation costs. As such, the Company is no longer the owner or operator of these mines. Thus, the numbers shown in this column of the table reflect legal proceedings pending before the Federal Mine Safety and Health Review Commission (the “FMSHRC”) as of April 6, 2016. Such legal actions may relate to the citations or orders issued by MSHA during the reporting period or to citations or orders issued in prior periods. The FMSHRC has jurisdiction to hear not only challenges to citations, orders, and penalties but also certain complaints by miners. The number of “pending legal actions” reported here reflects the number of contested citations, orders, penalties or complaints which remain pending as of April 6, 2016.

(11)	The legal proceedings reflected in this column of the table are categorized as follows in accordance with the categories established in the Procedural Rules of the FMSHRC:

Mine or Operating Name/MSHA Identification Number	Contests of Citations and Orders (#)	Contests of Proposed Penalties (#)	Complaints for Compensation (#)	Complaints for Discharge, Discrimination or Interference Under Section 105 (#)	Applications for Temporary Relief (#)	Appeals of Judges’ Decisions or Orders (#)
4406499/Dominion 7	—	—	—	—	—	1
4406718/Dominion 26	—	—	—	—	—	—
4406748/Dominion 30	—	—	—	—	—	—
4406839/Dominion 34	—	—	—	—	—	—
4406759/Dominion 36	—	—	—	—	—	—
4407220/Dominion 44	—	—	—	—	—	—
4400649/ #2 Prep Plant	n/a	n/a	—	—	—	—
4406716/Central Shop	n/a	n/a	—	—	—	—
4407058/Heavy Equipment	n/a	n/a	—	—	—	—
4407239/Flat Rock	n/a	n/a	—	—	—	—
4407242/ Flat Rock Prep	n/a	n/a	—	—	—	—
4404296/Gardner	n/a	n/a	—	—	—	—
4406860/Raven	n/a	n/a	—	—	—	—
Total	—	—	—	—	—	1

(12)
This number reflects legal proceedings initiated before the FMSHRC during the quarter ended June 30, 2016 The number of “initiated legal actions” reported here may not have remained pending as of June 30, 2016.

(13)	This number reflects legal proceedings before the FMSHRC that were resolved during the quarter ended June 30, 2016.